Exhibit 10.1

Construction Contract

This Construction Contract (the "Contract") is made and entered into by and between Prime World International Holdings Ltd., Taiwan Branch (hereinafter referred to as "Party A") and Chyi Ding Technologies Co., Ltd. (hereinafter referred to as "Party B") for the purpose of establishing the terms and conditions for the contracted construction works. The Parties agree as follows:

Section 1. Project Name

The project under this Contract shall be referred to as the General Contracting Project of the Cleanroom, Mechanical and Electrical, and renovation on Gong 8th Road (hereinafter referred to as the "Project"). The specific construction tasks included in the Project shall be determined based on the scope of work outlined in Section 3 of this Contract and shall not be constrained by the name of the Project.

Section 2. Project Location

No.12, Gong 8th Road, Linkou District, New Taipei City.

Section 3. Scope of Work

The scope of work is detailed in the Quotation Sheet, Drawings, Specifications, and Clarification Sheets. All Quotation Sheets, Drawings, Plans, and Clarification Sheets submitted by Party B and approved in writing by Party A shall be deemed an integral part of this Contract. Party B shall perform the work in strict compliance with these documents.

Section 4. Contract Price

The total Contract price for the Project is NT$ 277,000,000 (New Taiwan Dollars, hereinafter the same), exclusive of taxes. In the event of any design changes, adjustments shall be handled in accordance with the provisions of Section 8 of this Contract.

Section 5. Payment Terms

5.1	Performance Bond
5.1.1	Upon execution of this Contract, Party B shall issue a bank promissory note to Party A in the amount of 10% of the total Contract price, equivalent to NT$27,700,000, as a performance bond.
5.1.2	If Party B provides the performance bond, Party A shall convert it into a warranty bond after the Project has passed the final inspection and acceptance.
5.2	Advance Payment
5.2.1	Upon execution of this Contract, Party B shall promptly submit an invoice and relevant documentation to Party A to request the advance payment. The advance payment shall amount to 30% of the total Contract price, equivalent to NT$83,100,000, and will be paid by Party A within one month from the invoice date upon verification.
5.2.2	The advance payment shall be fully offset against the installment payments after the commencement of the Project. Party A shall, pursuant to the Section 5.3.2, deduct the due installment payments from the advance payment in accordance with Party B's progress and valuation of the work.

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5.3	Installment Payments
5.3.1	Installment payments under this Contract shall consist of the following two components: (i) The portion converted from the advance payment, amounting to 30% of the total Contract price, equivalent to NT$83,100,000, which shall be offset against the previously paid advance payment; (ii) The portion separately payable by Party A, amounting to 60% of the total Contract price, equivalent to NT$166,200,000.
5.3.2	The Project shall be valued and settled in installments based on the actual work completed by Party B each month. After completing a portion of the work, Party B shall notify Party A, who will inspect all relevant valuation documents (including material entry records, photos of materials, construction progress reports, and construction ratios, collectively referred to as "Valuation Documents") and conduct on-site inspections. Once Party A confirms the acceptance of the completed portion of the work, Party A shall calculate and pay the installment payment based on the proportion or progress of the completed and accepted work.
5.3.3	Installment payments shall be divided into multiple stages according to construction progress. When requesting each installment, Party B shall provide invoices and relevant documentation. Upon Party A's verification, payment shall be made on Net 30 days terms.
5.4	Warranty Bond

Before Party A makes the acceptance payment, the performance bond provided by Party B shall be converted into a warranty bond.

5.5	Acceptance Payment

Upon completion of the Project and final acceptance by Party A, Party B shall promptly submit invoices and relevant documentation to request the acceptance payment, which shall amount to 10% of the total Contract price, equivalent to NT$27,700,000. Payment shall be made by Party A on a Net 90 days end of the month basis after verification.

5.6	If Party A is unable to or delayed in making payments due to issues caused by Party B, including errors in invoices or incomplete documentation, Party B shall bear all resulting liabilities and losses.
5.7	All payments by Party A shall be remitted to the following account designated by Party B:
●	Bank Name: Land Bank of Taiwan, Hsingong Branch
●	Account Name: CHYI DING TECHNOLOGIES CO., LTD.
●	Account Number: xxxxxxxxxxxx

Section 6. Project Timeline

6.1	Commencement Date: The commencement date of the Project shall be December 9, 2024. The completion deadlines are as follows: The cleanroom construction for the main building from the 1st to the 3rd floor must be completed by April 20, 2025 (temperature 21°C ± 3°C, humidity 55% ± 10%). All other works beyond the main building must also be completed by April 20, 2025.
6.2	In cases where the timeline is affected by changes in design, additional items, or coordination with other projects initiated by Party A, the completion deadlines shall be renegotiated and mutually agreed upon by both parties.
6.3	If the Project is delayed due to force majeure or other factors attributable to Party A, the timeline shall be extended based on the actual number of non-working days confirmed by both parties.
6.4	Delay Penalties: Party B shall complete the Project as per the agreed timeline. For delays caused by Party B, a penalty of 0.3% of the total Contract price per calendar day of delay shall apply. The total penalty shall not exceed 10% of the total Contract price.
6.5	If the delay exceeds 30 calendar days, Party A reserves the right to terminate or cancel the Contract and claim both the delay penalty and actual damages incurred, including but not limited to costs associated with engaging third parties to complete the work.

Section 7. Project Materials and Equipment

7.1	All materials, tools, and equipment required for the Project shall be provided by Party B. Party B shall ensure materials are delivered to the site as per the schedule outlined in the material delivery timeline.
7.2	Until the Project passes final acceptance, Party B shall be responsible for safeguarding all completed work and delivered materials, including materials provided by Party A and those procured by Party B and inspected by Party A. Party B shall bear the risk of damage, loss, or destruction, whether caused by natural disasters, accidents, or human factors, irrespective of the transfer of ownership to Party A.

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Section 8. Variations in Work

8.1	The scope of work may be increased or decreased upon mutual agreement. Any variations shall be calculated based on the unit prices specified in the Quotation Sheet. If the variations are not covered in the Quotation Sheet, the pricing shall be negotiated and documented in writing as an addendum to this Contract before proceeding with the work.
8.2	If Party A’s design changes require Party B to discard completed work or procured materials, the costs for such discarded work or materials shall be determined with reference to the unit prices in the Quotation Sheet and paid by Party A.
8.3	Upon acceptance and verification by Party A, the actual total costs of the variations shall be settled, and payment shall be made in accordance with the provisions of Section 5.

Section 9. Site Safety and Health Management

9.1	Party B's on-site manager must not leave the site without prior approval from Party A’s supervisory personnel. If Party A deems the manager incompetent, Party B shall replace the individual immediately without delay.
9.2	Party B shall be responsible for managing and providing for its personnel (including employees, subcontractors, and any other individuals performing work under this Contract). Party B shall enforce discipline among workers and bear responsibility for any disputes arising from misconduct or violations of the law.
9.3	Party B and its personnel shall comply with all labor safety and health regulations in addition to the terms of this Contract.
9.4	In the event of accidents or project changes, Party B shall report to Party A immediately and proceed based on Party A’s instructions.
9.5	In connection with the works under this Contract, should Party A engage other contractors for related projects, Party B shall have an obligation to coordinate and cooperate with such contractors to ensure the smooth progress of all related works. If any failure to coordinate or cooperate results in errors, project delays, or accidents attributable to Party B, Party B shall be responsible for any resulting damages and shall provide compensation. In the event that any contractor suffers losses as a result, Party B shall promptly notify Party A in writing following the occurrence of such incidents.
9.6	Safety Control Measures:
9.6.1	Party B shall implement regular safety and health maintenance measures and provide protective equipment for its personnel.
9.6.2	Party B's personnel must wear access badges issued by Party A while on-site.
9.6.3	At the end of each workday, Party B shall clean the construction area to prevent injuries caused by poor construction or management practices.
9.6.4	Party B shall provide safety and health education and training to its personnel before allowing them to work.
9.6.5	Party B's personnel must wear protective gear and equipment while on duty.
9.6.6	Party B shall install appropriate warning signs in all hazardous areas under its control.
9.7	Party B shall install project signage at the construction site prior to commencing work.
9.8	Party B shall draft an emergency response plan and take necessary preventive measures against potential disasters and accidents.
9.9	Party B shall maintain daily construction logs and photograph pre-construction, in-progress, and post-construction conditions for review and approval by authorized representatives of both parties.
9.10	Accident Handling:
9.10.1	In the event of accidents or disasters at the site, Party B shall provide immediate assistance and report to the supervising personnel or local authorities.
9.10.2	For significant incidents (e.g., one fatality or three or more injured persons), the safety officer or site manager must report to the local labor inspection office within 24 hours.
9.10.3	After resolving the incident, Party B shall complete an incident analysis report and submit it to Party A’s safety unit.
9.10.4	In the event that any of Party B's personnel suffer an occupational accident, Party B shall bear full responsibility for any related compensation. If, under applicable law, Party A is required to provide joint compensation, Party A shall have the right to seek reimbursement from Party B for any amounts it pays in relation to such compensation.
9.11	If there are any additional agreements between the parties concerning site safety and health management, such agreements shall take precedence.

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Section 10. Insurance for the Project

10.1	The insurance policies to be procured by Party B for this project shall include, at minimum, third-party liability insurance, labor insurance, health insurance, and employer’s liability insurance (with coverage of no less than NT$ 5 million per person). If requested by Party A, Party B shall comply with such additional insurance requirements.
10.2	If Party B's responsible person participates in on-site work for the project, Party B shall procure personal accident insurance for the responsible person, with a minimum coverage of NT$ 5 million, covering the entire duration of the project.
10.3	All costs associated with the required insurance are included in the Contract price. Procuring insurance does not exempt Party B from its contractual obligations and responsibilities. If accidents occur during the construction phase, and the compensation received by Party B from the insurer is insufficient, Party B shall bear the shortfall.
10.4	The insurance period shall commence on the project commencement date and continue until the entire project is accepted by Party A. Party B shall submit copies of the insurance policy and payment receipt to Party A for review prior to the commencement date of work.

Section 11. Material Delivery and Project Acceptance

11.1	Upon completion of the work, Party B shall promptly notify Party A for inspection. Party A shall complete the inspection within five (5) days of receiving such notice. Party B shall address and make continuous improvements based on any deficiencies identified by Party A during the inspection. After making the necessary corrections, Party B shall promptly notify Party A for re-inspection. The process of correcting deficiencies and re-inspection may be repeated as necessary until the work meets Party A's requirements for the project.
11.2	Party B shall bear all costs and liabilities arising from quality defects or non-conformance, and the project duration shall not be extended without Party A’s consent.
11.3	Materials used in the project must meet the contractual requirements, Party A's specifications, and applicable national standards. All materials must be inspected and approved by Party A before use.
11.4	Material acceptance records shall detail the item description, brand, specifications, and quantity. Party A shall confirm the records with photos and by signing off. If Party B supplies materials inconsistent with the Contract, Party A reserves the right to reduce the Contract price and demand immediate rectification. If Party B fails to comply within the stipulated time, Party A may commission third-party construction at Party B’s expense. Party B shall also be liable for any resulting damages to Party A.
11.5	Completion acceptance reports shall include the signed Contract, material acceptance records, construction logs, photos (before, during, and after construction), testing reports, blueprints, and other necessary documentation.

Section 12. Warranty Period

12.1	The warranty period shall commence the day following the project’s final acceptance and last for one (1) year. Party B shall provide Party A with a warranty certificate and related documentation.
12.2	During the warranty period, Party B shall repair, at no cost, any damages caused by poor construction or substandard materials. If Party B fails to repair within the reasonable period specified by Party A, Party A may use the warranty bond for repairs. If the warranty bond are insufficient, Party A may complete repairs at its own expense and seek reimbursement from Party B or its guarantor.

Section 13. Contract Termination

13.1	If Party B fails to commence work within the agreed timeline, Party B shall incur a penalty in the amount of 0.1% of the total Contract price for each day of delay. If Party B has not commenced work within five (5) business days after receiving notice from Party A, Party A may terminate this Contract, in whole or in part. If the delay is attributable to Party B, Party A may demand a penalty of 10% of the total Contract price from Party B and may forfeit Party B's performance bond as compensation for the breach.
13.2	Party A may terminate this Contract at any time under any of the following circumstances, except for Section 13.2.6, wherein no penalty shall apply. For other causes, Party A may impose a penalty of 10% of the total Contract price and confiscate the performance bond:
13.2.1	Party B subcontracts the entire project or portions thereof without authorization or improperly assigns its registration credentials;
13.2.2	Party B’s arbitrary suspension of work, delays, inconsistent progress, or insufficient materials, tools, or equipment, as determined by Party A to jeopardize timely completion of the Project;
13.2.3	Party B uses substandard materials or cuts corners;
13.2.4	Party B employs Party A personnel for construction without authorization;
13.2.5	Any other breach attributable to Party B that renders performance of this Contract impossible;
13.2.6	Force majeure events persisting for more than thirty (30) calendar days.
13.3	In the event this Contract is terminated for any of the reasons outlined in the preceding section, Party B shall immediately cease all work as of the termination date, dismiss all workers, and transfer all materials, tools, and equipment on-site to Party A for its use.
13.4	For any portion of the Project completed by Party B prior to termination, a final settlement shall be conducted only after the entire Project has been completed. If there are any outstanding payments or damages incurred by Party A due to Party B’s breach, Party B or its guarantor shall be held liable to compensate for such amounts.

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Section 14. Subcontracting and Assignment

Party B shall not assign or subcontract any rights or obligations under this Contract, including but not limited to the entirety or any portion of the Project, to any third party without prior written consent from Party A. If Party A consents to any subcontracting or assignment, Party B shall remain jointly and severally liable for the performance of the subcontractor or assignee in connection with the Project.

Section 15. Force Majeure

In the event that the Project is suspended due to a force majeure event, Party B shall submit a written request to Party A for an extension of the construction period within three (3) business days of the occurrence of such event. Upon verification and approval by Party A, the construction period may be reasonably extended, and Party B shall not be subject to penalties for delays caused by the force majeure event.

Section 16. Confidentiality

Party B shall maintain the confidentiality of any information it becomes aware of, reviews, or obtains from Party A in connection with the execution of this Contract, regardless of the form of such information. The confidentiality obligation shall remain effective for a period of three (3) years from the date Party B first becomes aware of the information, retroactively effective from the initial date of such knowledge. This obligation shall survive the termination or expiration of this Contract.

Section 17. Integrity Commitment

17.1	Party B shall not, under any circumstances, promise, solicit, agree to, or provide any form of bribery or improper benefits, either directly or indirectly, to Party A’s employees, their affiliates, or their designees to facilitate business transactions between the parties. This prohibition applies irrespective of whether such actions are initiated by Party B or Party A’s employees or affiliates.
17.2	Party B shall not incite or induce Party A’s personnel to resign or engage in any conduct that breaches their professional duties.
17.3	Any violation of this section by Party B shall constitute grounds for immediate termination of this Contract. Party A may unilaterally terminate the Contract, and Party B shall pay a punitive liquidated damage equal to five (5) times the value of any improper benefits provided. Party A may deduct such amounts from any payments owed to Party B, and Party B shall not object to such deductions.

Section 18. Guarantor (Not Applicable. This Contract does not require a guarantor)

18.1	Party B shall appoint a guarantor to ensure the performance of all contractual obligations. If Party B breaches the Contract, the guarantor shall assume responsibility or compensate for damages. The guarantor waives the defense of prior exhaustion under Article 745 of the Civil Code.
18.2	The guarantor may not withdraw during the Contract’s term without Party A’s consent and shall remain liable until Party B fulfills all obligations. In the event Party A deems it necessary to replace the guarantor or if the guarantor loses the capacity to guarantee, Party B shall immediately find a replacement guarantor. Until the replacement is formally completed, the original guarantor shall remain fully responsible.
18.3	The guarantor agrees to resolve all disputes related to this Contract under the jurisdiction of the New Taipei District Court, Taiwan, as the court of first instance.

Section 19. This Contract shall be governed by the laws of the Republic of China (Taiwan). All disputes shall be subject to the jurisdiction of the New Taipei District Court, Taiwan, as the court of first instance.

Section 20. This Contract shall take effect on the date of the last signature. It is executed in two copies, with each party retaining one copy. Each party is responsible for its own stamp duty.

Section 21. All appendices to this Contract form an integral part hereof. In the event of any inconsistencies, the terms of this Contract shall prevail.

Signature of the Parties

Party A: Prime World International Holdings Ltd., Taiwan Branch

Representative: /s/ LIN, CHIH-HSIANG

Address: No.18, Gong 4th Rd., Linkou District, New Taipei City

Date: 2024-12-26

Party B: Chyi Ding Technologies Co., Ltd.

Representative: /s/ CHENG, CHIH-WEN

Address: No. 86, Fenggong 2nd St., Hukou Township, Hsinchu County

Date: 2024-12-26

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